N / E / W / S R / E / L / E / A / S / E

May 11, 2022

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION ELECTS PATRICK FEHRING TO ITS BOARD OF DIRECTORS

First Merchants Corporation, a $18 billion financial holding company, has elected Patrick J. Fehring to the Boards of Directors of First Merchants Corporation and First Merchants Bank. Fehring recently announced plans to transition from his day-to-day leadership role as President and Chief Executive Officer of Level One Bank and Level One Bancorp, Inc. He has served in this position since the founding of the bank in 2007. First Merchants Corporation and Level One Bancorp finalized a merger of the two companies in April.

“The First Merchants Board of Directors is proud to welcome Mr. Fehring,” said Board Chairman Charles E. Schalliol. “Patrick’s financial services expertise and commitment to southeastern Michigan communities will serve our shareholders and customers well as First Merchants continues to grow and expand.”

Mark K. Hardwick, Chief Executive Officer added, “Experienced bankers like Pat Fehring have always been an important voice in our board room. I'm thankful that Pat is willing to serve, and that Southeast Michigan will be well represented.”

Before the founding of Level One in 2007, Fehring spent 27 years with Fifth Third Bancorp and its affiliates, most recently as President of Fifth Third Bank, Eastern Michigan. Mr. Fehring received his Bachelor of Science in Business from Miami University in Ohio. Fehring is an active leader in the local community, where he is engaged with the Entrepreneurs Organization and serves as a Board Member of Ascension Health Michigan and as Board Chair of Catholic Foundation of Michigan.

“I am honored to accept this position and join such a distinguished group of professional leaders,” said Fehring. “The merger with First Merchants is a strong match of corporate cultures, values and commitment to exceptional customer service. This development only reaffirms that compatibility. First Merchants’ current trajectory of performance and growth presents enormous potential, and I look forward to contributing to continued momentum and success.”

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors and Level One Bank (as divisions of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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